As filed with the Securities and Exchange Commission on August 15, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	36-4150422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 East Randolph Drive
Chicago, Illinois 60601
(312) 782-5800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lauralee E. Martin
Gordon G. Repp
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
(312) 782-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rodd M. Schreiber
Richard C. Witzel, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	1,997,682	$49.33	(1)	$98,545,653.06	(1)	$3931.97

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and 457(r) of the Securities Act of 1933, as amended, based on $49.33, the average of the high and low sale prices for shares of common stock as reported on the New York Stock Exchange on August 14, 2008.

PROSPECTUS

JONES LANG LASALLE INCORPORATED

1,997,682 SHARES

COMMON STOCK

_______________

This prospectus covers 1,997,682 shares of our common stock that may be offered for resale by the selling shareholders named in this prospectus.  No securities are being offered or sold by us pursuant to this prospectus.  We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

Our common stock is listed on the New York Stock Exchange under the symbol “JLL.”  On August 14, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $49.86 per share.

The selling shareholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents.  The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 15 for more information about how the selling shareholders may sell or dispose of their shares of common stock.

_______________

Investing in our common stock involves risks, including those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as amended, as discussed on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2008

_______________

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf registration process, the selling shareholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

In this prospectus, the words “we,” “us,” “our,” the “Company,” the “Firm” or “Jones Lang LaSalle” refer to Jones Lang LaSalle Incorporated and its subsidiaries.
_______________

JONES LANG LASALLE INCORPORATED

This summary highlights information about Jones Lang LaSalle Incorporated.  Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate herein by reference, including the section entitled “Risk Factors” and our financial statements and related notes.  You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in the section below entitled "Where You Can Find More Information."

Our Business

We were incorporated in 1997. We now have approximately 180 corporate offices worldwide and operations in more than 700 cities in approximately 60 countries on five continents. We have approximately 33,700 employees, including approximately 13,700 property maintenance employees whose costs are directly reimbursed by our clients. We provide comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. We are an industry leader in property and corporate facility management services, with a portfolio of approximately 1.2 billion square feet worldwide. In 2007, the Firm had revenues of $2.7 billion. LaSalle Investment Management is one of the world’s largest and most diversified real estate money management firms, with more than  $54 billion of assets under management.

Our full range of real estate services includes:

•	Agency leasing;
•	Property management;
•	Project and development;
•	Construction management;
•	Valuations;
•	Capital markets;
•	Real estate investment banking and merchant banking;
•	Brokerage of properties;
•	Corporate finance;
•	Hotel advisory;
•	Space acquisition and disposition (tenant representation);
•	Facilities management;
•	Strategic consulting;
•	Energy management and sustainability;
•	Outsourcing; and
•	Money management

We offer these services on a global basis to real estate investors and occupiers for a variety of property types, including offices, hotels, industrial, retail, residential, hospitals, critical environments and data centers, sports facilities, cultural institutions and transportation centers. Individual regions and markets focus on different property types, depending upon local requirements and market conditions.

We act for a broad range of clients that represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size and include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities.

We provide real estate money management services on a global basis for both public and private assets through LaSalle Investment Management. We enhance our services by our integrated global business model, industry-leading research capabilities, client relationship management focus, consistent worldwide service delivery and strong brand.

We have grown by expanding both our client base and the range of our services and products, as well as through a series of strategic acquisitions and mergers. Our extensive global platform and in-depth knowledge of local real estate markets enable us to serve as a single-source provider of solutions for our clients’ full range of real estate needs. We solidified this network of services around the globe through the 1999 merger of the Jones Lang Wootton companies (founded in 1783) with those of LaSalle Partners Incorporated (founded in 1968).

On July 11, 2008, we completed the acquisition of Staubach Holdings, Inc. (“Staubach”), pursuant to the Agreement and Plan of Merger, dated as of June 16, 2008, by and among the Company, Jones Lang LaSalle Tenant Representation, Inc., an indirect, wholly-owned subsidiary of the Company (“Merger Sub”) and Staubach (the “Merger Agreement”).  Pursuant to the Merger Agreement, Merger Sub was merged with and into Staubach, with Staubach continuing after the merger as an indirect, wholly-owned subsidiary of the Company.  Staubach is the leading real estate services firm specializing in tenant representation in the United States.  The total aggregate consideration payable pursuant to the Merger Agreement, assuming full payment of all future payments, is approximately $727 million.

Our principal executive offices are located at 200 East Randolph Drive, Chicago, IL, 60601, and our telephone number is (312) 782-5800.  Our website is www.joneslanglasalle.com.  The content of our website is not a part of this prospectus.

RISK FACTORS

Investing in our common stock involves risk. Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus and the documents incorporated by reference, you should carefully consider the risk factors under the heading “Risk Factors” in  our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, a amended.  For more information, see the section entitled “Where You Can Find More Information.” These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this document and the documents incorporated by reference herein regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements, plans and objectives to be materially different from any of the future results, performance, achievements, plans and objectives expressed or implied by such forward-looking statements.

We discuss those risks, uncertainties and other factors (i) in our Annual Report on Form 10-K for the year ended December 31, 2007 in Item 1A. “Risk Factors,” Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 7A. “Quantitative and Qualitative Disclosures About Market Risk,” Item 8. “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements,” and elsewhere; (ii) in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008 in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3. “Quantitative and Qualitative Disclosures About Market Risk,” and elsewhere; and (iii) the other reports we file under the Securities Exchange Act of 1934, as amended.  Important factors that could cause actual results to differ from those in our forward-looking statements include (without limitation):

•	the effect of political, economic and market conditions and geopolitical events;

•	the logistical and other challenges inherent in operating in numerous different countries;

•	the actions and initiatives of current and potential competitors;

•	the level and volatility of real estate prices, interest rates, currency values and other market indices;

•	the outcome of pending litigation;

•	the challenges and risks associated with acquisitions, including the acquisition of Staubach;

•	the impact of current, pending and future legislation and regulation; and

•
other risks identified in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, all of which are incorporated by reference into this prospectus.

You should also carefully review other reports that we file with the SEC.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Moreover, there can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by our Board of Directors.

Accordingly, we caution our readers not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, and we will not receive any of such proceeds.

DESCRIPTION OF CAPITAL STOCK

The following description briefly summarizes certain information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporation Law, as amended (the “MGCL”), our Restated Articles of Incorporation, as amended (our “charter”), and our Amended and Restated Bylaws (our “bylaws”).

Capital Stock

Our authorized capital stock consists of (i) 100,000,000 shares of common stock, $.01 par value per share and (ii) 10,000,000 shares of preferred stock, $.01 par value per share.  As of August 14, 2008, we had 39,787,924 shares of common stock issued and outstanding, and no shares of preferred stock issued.

Our board of directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including preferred stock in one or more series, to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series.

Common Stock

Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares.  In the event of any liquidation or dissolution of us or winding-up of our affairs, holders of common stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock and any additional classes of stock which we may issue in the future.

Preferred Stock

Our charter authorizes our board of directors to create and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Our board of directors is authorized to, among other things, provide that any such class or series of preferred stock may be (i) subject to redemption at such time or times and at such price or prices as our board may establish; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our board may establish; (iii) entitled to such rights upon the dissolution of us, or upon any distribution of our assets, as our board may establish; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our board may establish. Issuance of preferred stock could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock.  As of the date hereof, no shares of  preferred stock are outstanding and we have no present plans to issue any such stock.

Additional Classes of Stock

Additional classes of stock, including preferred stock, may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set for each such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under the MGCL. Our board of directors could authorize the issuance of capital stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then market price of such common stock. As of the date hereof, no such additional classes of stock are outstanding and we have no present plans to issue any such stock.

Liability of Directors and Officers; Indemnification

Our charter contains provisions which eliminate the personal liability of a director or officer to us and our shareholders for breaches of duty to the maximum extent provided by law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors' or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions do not affect the ability of us or our shareholders to obtain equitable relief, such as an injunction or rescission.

Our charter and bylaws provide that we shall indemnify and advance expenses to our directors to the maximum extent permitted by Maryland law, and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with Maryland law; provided that we will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors. Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  Maryland law also permits a corporation to indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Maryland law permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

We maintain directors' and officers' liability insurance and have also previously entered into indemnification agreements with certain of our directors and certain of our officers under which we will indemnify them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company. The indemnification agreements indemnify and advance expenses to our directors and officers to the fullest extent permitted by the MGCL.

Certain Charter, Bylaw and Statutory Provisions Affecting Shareholders

Certain provisions in our charter and bylaws and the MGCL may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Removal of Directors

A director may be removed by the shareholders, but only for cause, and only by the affirmative vote of the holders, voting as a single class, of at least two-thirds of the voting power of the Company's then outstanding capital stock entitled to vote generally in the election of directors. The director removal provision could have the effect of discouraging a potential acquiror from making a tender offer or initiating a proxy contest or otherwise attempting to gain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice of Shareholder Proposals or Nominations

Our bylaws provide that shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the shareholder's intention to bring that proposal or nomination before the meeting. In addition to certain other applicable requirements, for a shareholder proposal or nomination to be properly brought before an annual meeting by a shareholder, such shareholder generally must have given notice thereof in proper written form to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Although our bylaws do not give our board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Special Meetings of Shareholders

Pursuant to the MGCL, our bylaws permit shareholders to call special meetings of shareholders upon written request of holders of shares entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Our bylaws provide that only business specified in the notice of a special meeting will be conducted at such meeting. Such provisions do not, however, affect the ability of shareholders to submit a proposal to the vote of all shareholders of the Company at an annual meeting in accordance with our bylaws, which provide for the additional notice requirements for shareholder nominations and proposals at the annual meetings of shareholders as described above. In addition, pursuant to the MGCL, our bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and is filed with a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote thereat.

Amendments

Our charter and bylaws provide that the affirmative vote of the holders of at least 80% of the then outstanding shares of common stock is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to certain provisions of our charter and bylaws could enable a minority of the Company's shareholders to exercise veto power over any such amendments.

Business Combinations

Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such Business Combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Shareholder with whom the Business Combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. Pursuant to the MGCL, these provisions also do not apply to Business Combinations which are approved or exempted by the board of directors of the corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “JLL.”

SELLING SHAREHOLDERS

In connection with the merger with Staubach, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the common stock received by shareholders who elected to receive common stock.

Information below with respect to beneficial ownership has been furnished by each selling shareholder and we have not sought to verify such information.  Except as stated below, none of the selling shareholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information with respect to the selling shareholders and the shares of our common stock beneficially owned by the selling shareholders as of August 14, 2008 that may from time to time be offered or sold pursuant to this prospectus. The selling shareholders may offer all, some or none of their shares of common stock.  We cannot advise you as to whether selling shareholders will in fact sell any or all of such shares of common stock.  In addition, the selling shareholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Prior to our acquisition of Staubach, each of the following selling shareholders served as directors or officers of Staubach in the capacities set forth opposite his or her name:

Name	Position
Roger T. Staubach	Executive Chairman and Director
Gregory P. O’Brien	Chief Executive Officer and Director
John A. Gates	President, Chief Operating Officer, President Corporate Services West and Director
Elysia Holt Ragusa	President Corporate Services East and Director
William P. Leiser	Chief Financial Officer
Elizabeth K. Peck	Chief Administrative Officer
Stephanie S. Phillips	General Counsel and Secretary
Daniel G. Bellow	Director
Mary Ka Cotter	Director
Stephen A. James	Director
Anthony L. Lautmann	Director
Christopher C. Maguire	Director
Steven F. Stratton	Director

Following our acquisition of Staubach, the officers named above, except for Stephanie Phillips, will continue to serve in substantially similar capacities. Roger T. Staubach also serves as a director of the Company. A number of the selling shareholders were employees of Staubach prior to our acquisition and are continuing as employees of Staubach after our acquisition.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before the Offering (1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering (1)(2)
Jeremy Chad Baker	360	360	0
Daniel G. Bellow	38,171	38,171	0
D.G. Bellow Holdings, Ltd.	61,153	61,153	0
Brad Blankenship	2,893	2,893	0
Blair Bryan	1,357	1,357	0
Blair Bryan, LLC	53,200	53,200	0
Blaren, LLC	18	18	0
Paul Bryant	470	470	0
Robert Greg Burns	2,481	2,481	0
Christopher O. Butler	1,062	1,062	0
Michael Clough	3,330	3,330	0
Whitley C. Collins	36,042	36,042	0
Robert O. Copito	47,766	47,765	1
Steven N. Corney	20,503	20,503	0
Mary Ka Cotter	53,051	53,051	0
Louie Crapitto	240	240	0
Barry Dorfman	56,112	56,112	0
Richard W. Douglas	12,739	12,739	0
George Elliott	12,430	12,430	0
John D. Fetz	42,611	42,611	0
Conor Flannery	1,288	1,288	0
Bill Fleck (William E. Fleck & Sally L. Fleck Family Trust UTD)	23,704	23,704	0
Grant Freeman	429	429	0
John A. Gates	52,749	52,749	0
John C. Giordano, III	545	545	0
Larry Glaze	1,388	1,388	0
Kenneth D. Gooden	4,236	4,236	0
Susan Gwin	642	642	0
Lee Hansen	5,362	4,362	1,000
Ryan Hawkins	64	64	0
Peter Hennessy	71,118	71,118	0
Diana M. Holford	19,851	19,851	0
Joseph Hollister	36,717	36,717	0
William Tony Innmon	1,604	1,604	0
Stephan A. James	426	426	0
Charles W. Johnson	45,855	45,855	0
Derek Johnson	34	34	0
Andrew G. Jones	466	466	0
James L. Koster II	7,164	7,164	0
Bart Lammersen	2,528	2,528	0
Anthony L. Lautmann	23,351	23,351	0
Bill Leiser	21,703	21,703	0
Daniel Loughlin	20,430	20,430	0
Gregory Y. Lubar	12,166	12,166	0
Christopher C. Maguire	35,843	35,843	0
Thomas B. Maloney (The Thomas B. Maloney and Meg S. Maloney Living Trust)	29,408	29,408	0
Marianne H. Staubach 2001 Children's Trust	83,097	83,097	0
Tom McDonald	1,702	1,702	0
Kevin R. Mechelke (The Mechelke Family Trust)	3,672	3,672	0
Jerome Momper	1,604	1,604	0
Robert Mooney	8,066	8,066	0
Gregory P. O'Brien	309,489	309,489	0
Analeta Olden	1,604	1,604	0
Ann Haney Parrett	6,820	6,820	0
Thomas M. Parrett	9,152	9,152	0
Elizabeth K. Peck	15,553	15,553	0
Stephanie Phillips	3,286	3,286	0
Andrew W. Poppink	16,854	16,854	0
Dennis Potts	368	368	0
Elysia Holt Ragusa	65,018	65,018	0
Steven T. Ranck	5,860	5,860	0
Robert J. Roe	13,033	13,033	0
Roger T. Staubach 2001 Children's Trust	83,097	83,097	0
Chad G. Rupp	1,062	1,062	0
James John Sadler, Jr.	574	574	0
Thomas J. Stanton III	17,975	17,975	0
Jeffrey R. Staubach	4,456	4,456	0
Roger T. Staubach	182,016	182,016	0
Mark Stratman	2,124	2,124	0
Steven F. Stratton	53,260	53,260	0
Samuel C. Swan (Samuel C. Swan and Jennifer S. Swan, Trustees of the Swan Family Trust)	9,186	9,186	0
TSC Partners	165,311	165,311	0
Thomas Turley	12,787	10,787	2,000
Paul A. Whitman	35,905	35,905	0
John Wyss	16,758	16,758	0
Reserved (3)	5,934	5,934	0

___________

(1)	Represents less than 1% of our outstanding common stock.

(2)	Assumes that the applicable shareholder sells all of the shares of our common stock set forth in the column entitled “Number of Shares Being Offered” and does not acquire any additional shares.

(3)
We are reserving 5,934 shares of common stock for certain potential selling shareholders who currently have not, but may in the future under the merger agreement with Staubach, elect to sell their common stock under the registration statement of which this prospectus is a part. As of the date of this prospectus, several potential selling shareholders have not yet provided us with the information necessary to specifically include them by name in the prospectus. It is our intent, however, to file prospectus supplements at such reasonable times as such potential selling shareholders provide the information necessary to include them in the registration statement of which this prospectus is a part and otherwise comply with the provisions of the merger agreement with Staubach.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents.  The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices.  The selling shareholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as agent on both sides of the trade.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the name of each such selling shareholder and of the participating broker-dealers, the number of shares involved, the price at which such shares of common stock were sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and other facts material to the transaction.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling shareholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers.  In addition, some states may restrict the selling shareholders from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares.  The foregoing may affect the marketability of the common stock.

We are required to pay all expenses arising from or incident to the registration of the public sale by the selling shareholders of the shares of common stock, exclusive of discounts, selling commissions, applicable stock transfer taxes, and certain other expenses of the selling shareholders.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective for six months after the Registration Statement is declared effective or until all selling shareholders’ shares have been sold, whichever is earlier.  However, a selling shareholder's right to sell shares of our common stock pursuant to the registration statement of which this prospectus is a part will terminate at such time as such shares first becomes eligible for sale pursuant to Rule 144 under the Securities Act.

We cannot assure you that the selling shareholders will sell all or any of the common stock offered under the registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Gordon G. Repp, Deputy Global General Counsel and Assistant Secretary, Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois, 60601.

EXPERTS

The consolidated financial statements of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Staubach incorporated in this prospectus by reference to the Current Report on Form 8-K for August 15, 2008 have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the common stock to be sold by the selling shareholders.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed as a part of the registration statement.  Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004.  The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are accessible through the Internet at that website.  Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.joneslanglasalle.com.  The content of our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The following documents are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Current Reports on Form 8-K filed with the SEC on April 28, 2008, May 2, 2008, June 20, 2008, June 20, 2008, July 2, 2008, July 11, 2008, July 16, 2008, July 17, 2008 and August 15, 2008; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on June 27, 1997.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering.  The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write:

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Investor Relations
Tel: (312) 782-5800

JONES LANG LASALLE INCORPORATED

COMMON STOCK
_____________

PROSPECTUS
_____________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering to be paid by us are as follows:

Amount To Be Paid
SEC registration fee	$4,430
Legal fees and expenses	75,000
Accounting fees and expenses	45,000
Miscellaneous (including any applicable listing fees and transfer agent's fees and expenses)	3,070
Total	$127,500

Item 15.  Indemnification of Directors and Officers

Our charter and bylaws provide that we shall indemnify and advance expenses to our directors to the maximum extent permitted by Maryland law, and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with Maryland law; provided that we will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors. Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  Maryland law also permits a corporation to indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Maryland law permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

We maintain directors' and officers' liability insurance and have also previously entered into indemnification agreements with certain of our directors and certain of our officers under which we will indemnify them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company. The indemnification agreements indemnify and advance expenses to our directors and officers to the fullest extent permitted by the MGCL.

Item 16.  Exhibits

Exhibit No.	Document

2.1
Agreement and Plan of Merger, dated June 16, 2008, by and among Jones Lang LaSalle Incorporated, Jones Lang LaSalle Tenant Representation, Inc. and Staubach Holdings, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008) (the “Staubach Agreement and Plan of Merger”)

4.1	Section 7.14 of the Staubach Agreement and Plan of Merger (incorporated by reference in Exhibit 2.1).

5.1	Opinion of Gordon G. Repp, Esq.

23.1	Consent of KPMG LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Gordon G. Repp, Esq. (included in exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

(b)    That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 15, 2008.

JONES LANG LASALLE INCORPORATED

By:	/s/ Lauralee E. Martin
Name:	Lauralee E. Martin
Title:	Executive Vice President, Chief Operating Officer and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J.  Ohringer and Gordon G. Repp, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Colin Dyer	President and Chief Executive Officer and Director
Colin Dyer	(Principal Executive Officer)	August 15, 2008

/s/ Lauralee E. Martin	Executive Vice President and Chief Operating and Financial Officer and Director
Lauralee E. Martin	(Principal Financial Officer)	August 15, 2008

/s/ Mark K. Engel	Executive Vice President and Global Controller
Mark K. Engel	(Principal Accounting Officer)	August 15, 2008

/s/ Sheila A. Penrose	Chairman of the Board of Directors and
Sheila A. Penrose	Director	August 15, 2008

Signature	Title	Date
/s/ Henri-Claude de Bettignies
Henri-Claude de Bettignies	Director	August 15, 2008

/s/ Darryl Hartley-Leonard
Darryl Hartley-Leonard	Director	August 15, 2008

/s/ Alain Monié
Alain Monié	Director	August 15, 2008

/s/ David B. Rickard
David B. Rickard	Director	August 15, 2008

/s/ Roger T. Staubach
Roger T. Staubach	Director	August 15, 2008

/s/ Thomas C. Theobald
Thomas C. Theobald	Director	August 15, 2008

EXHIBIT INDEX

Exhibit No.	Document

2.1
Agreement and Plan of Merger, dated June 16, 2008, by and among Jones Lang LaSalle Incorporated, Jones Lang LaSalle Tenant Representation, Inc. and Staubach Holdings, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008) (the “Staubach Agreement and Plan of Merger”)

4.1	Section 7.14 of the Staubach Agreement and Plan of Merger (incorporated by reference in Exhibit 2.1).

5.1	Opinion of Gordon G. Repp, Esq.

23.1	Consent of KPMG LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Gordon G. Repp, Esq. (included in exhibit 5.1).

24.1	Power of Attorney (contained on signature page).